Exhibit 5.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northgate Minerals Corporation

We consent to the use of our report dated March 28, 2011 on the consolidated balance sheets of Northgate Minerals Corporation (the “Corporation”) as at December 31, 2010 and 2009 and the consolidated statements of operations and comprehensive income (loss), cash flows and shareholders’ equity for the years then ended which report is incorporated by reference in this registration statement on Form F-10 of AuRico Gold Inc. dated October 19, 2011.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

October 19, 2011